MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

by and among

FUSION TELECOMMUNICATIONS INTERNATIONAL INC.

(“Seller”)

and

XCOMIP LLC

(“Purchaser”)

and

FUSION GLOBAL SERVICES LLC

(the “Company”)

dated as of May 4, 2018

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 4th day of May 2018 (the “Effective Date”) by and between Fusion Telecommunications International, Inc. (to be renamed Fusion Connect, Inc.), a corporation formed under the laws of the state of Delaware (the “Seller”), XcomIP LLC, a limited liability company formed under the laws of the state of Delaware (the “Purchaser”), and Fusion Global Services LLC, a limited liability company formed under the laws of the state of Delaware (the “Company”). Seller, Purchaser and the Company are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings set forth in Section One hereof.

RECITALS

A.           Seller currently owns sixty percent (60%) of the issued and outstanding Membership Interests (the “Fusion Membership Interests”) in the Company;

B.           Purchaser currently owns forty percent (40%) of the issued and outstanding Membership Interests in the Company; and

C.           Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Fusion Membership Interests pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE ONE
DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth after each such term.

1.1 “Additional Purchase Price Consideration” has the meaning set forth in Section 2.2.

1.2 “Affiliate” means with respect to any Person, any other Person that is controlling, controlled by, or under common control with (directly or indirectly through any Person) the Person referred to. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of fifty one (51%) percent or more of the voting power to direct or cause the direction of the management and policies of such Person.

1.3
Agreement” has the meaning set forth in the preamble.

1.4  “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

1.5  “Capital Securities” means (a) as to any Person that is a company or corporation, the authorized shares of such Person’s capital securities, including all classes of common, preferred, voting and nonvoting capital securities, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, and (b) warrants, options or other securities, evidences of indebtedness or other obligations of a Person that are, directly or indirectly, convertible into or exercisable or exchangeable for securities of or other interest in such Person as described in clause (a) of this definition.

1.6           “Certificate of Amendment” has the meaning set forth in Section 4.2.

1.7           “Closing” means the closing of the purchase of the Fusion Membership Interests by the Purchaser, which shall occur simultaneously upon the execution of this Agreement and the Amended and Restated Secured Promissory Note (the “Note”) of even date hereof issued by the Company to the Seller.

1.8           “Closing Date” means the date of the Closing.

1.9           “Company” has the meaning given such term in Preamble.

1.10         “Effective Date” has the meaning specified in the Preamble.

1.11         “ERISA” means the Employees Retirement Income Security Act of 1974.

1.12         “Fusion Membership Interests” has the meaning given such term in Recital A.

1.13         “Governmental Entity” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

1.14         “Initial Purchase Price” has the meaning set forth in Section 2.2.

1.15         “Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

1.16         “Lien” means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction).

1.17           “Material Adverse Effect” means any event reasonably expected to (i) result in a material adverse effect on the properties, business, results of operations, condition (financial or otherwise), or affairs of the Company, or (ii) in any manner, draw into question the validity of this Agreement.

1.18            “Member” or “Members” mean the holders of any Membership Interests.

1.19           “Membership Interests” means the common membership interests of the Company and all other securities of the Company that may be exchangeable for, convertible into or issued in exchange for or in respect of the membership interest (combination, reclassification, reorganization or any other means).

1.20           “Net Profits” means the net positive income as reflected in the Company’s annual statements (i.e. gross revenue minus salaries, expenses, cost of sales, all operating costs, and minus any distributions previously made in any given year) as reflected in information delivered to Seller in accordance with Section 6.3(d), minus excess cash required as working capital for Company’s ongoing operations as determined by Company’s Manager.

1.21           “New Membership Interests” means (a) any Capital Securities of the Company or any Subsidiary issued after the date hereof, (b) Capital Securities of the Company or any Subsidiary issued to the manager or other officers or employees of, or other service providers to, the Company or the Subsidiaries pursuant to any form of incentive compensation plan authorized by the Members, (c) Capital Securities of the Company or any Subsidiary issued in connection with a split, dividend or the like, (d) Capital Securities of the Company or any Subsidiary issued in conjunction with equipment financing or debt financing authorized by the Members, (e) Capital Securities of the Company or any Subsidiary issued in connection with acquisitions of the Capital Securities or assets of other entities, including, without limitation, by way of merger, consolidation or purchase authorized by the Members, (f) Capital Securities of a Subsidiary issued by such Subsidiary to the Company or any other Subsidiary, (g) Capital Securities of the Company or any Subsidiary issued in connection with any strategic alliance, joint venture or similar arrangement authorized by the Members, and (h) Capital Securities of the Company or any Subsidiary subsequently issued on conversion, exercise or exchange of those Capital Securities.

1.22           “Person” includes any individual, company, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization, including any governmental entity

1.23           “Plan” or “Plans” means any plan or arrangements of the Company which constitutes an “employee benefit plan,” as defined in Section 3 (3) of ERISA.

1.24           “Proceeding” has the meaning provided in Section 9.8(b).

1.25           “Purchase Price” has the meaning set forth in Section 2.2.

1.26           “Subsidiary” or “Subsidiaries” means as of any time any Person of which Company at such time owns, directly or indirectly, at least a majority of the outstanding Capital Securities of such Person entitled to vote on matters involving such Person.

ARTICLE II
PURCHASE/SALE OF THE FUSION MEMBERSHIP INTERESTS

Section 2.1. Purchase and Sale of Fusion Membership Interests. At the Closing, the Seller will sell, convey, transfer and deliver to the Purchaser, and the Purchaser will purchase and receive from the Seller the Fusion Membership Interests, which Membership Interests shall represent all of the issued and outstanding Membership Interests in the Company owned by the Seller as of Closing.

Section 2.2. Purchase Price. At the Closing, the Purchaser shall pay the Seller, in cash, the sum of One US Dollar (US$1.00) for the Fusion Membership Interests (the “Initial Purchase Price”). In addition, Purchaser agrees to pay Seller the following: (i) sixty percent (60%) of the Net Profits of the Company; (ii) sixty percent (60%) of any distributions being made by the Company to its Members only to the extent such amounts are not distributed as part of the distribution of Net Profits set forth in (i); and (iii) sixty percent (60%) of the net proceeds received by the Members from a sale of the Company to a third party (collectively, the “Additional Purchase Price Consideration” and together with the Initial Purchase Price, collectively, the “Purchase Price”). Purchaser agrees to remit each payment of Additional Purchase Price Consideration as follows: (a) any payments made pursuant to (ii) above shall be made to the Seller within fifteen (15) calendar days following the applicable event; and (b) any payments made pursuant to (iii) above shall be made to the Seller within thirty (30) calendar days of receipt of the net proceeds received by Purchaser. In the case of amounts to be remitted under (i) above, the Company agrees to remit the required amount to Seller on no less than an annual basis within thirty (30) days of the end of the fiscal year, and may, in its sole discretion, remit such payments on a quarterly basis during the relevant year. Failure to remit payments due under this Section 2.2 within the required period shall be deemed a material breach of this Agreement.

Section 2.3 Net Loss Recapture. It is expressly understood by the Parties hereto that at the end of each fiscal year the distribution of Net Profits set forth above shall take into account the prior year’s profits and losses to determine the current year’s distribution amount. For example, Year 1, the Company has losses of $5,000.00; Year 2, the Company has net income of $8,000.00; the distribution of Net Profits would be based upon an overall gain of $3,000.00 for Year 2.

Section 2.4   Adjustments to Additional Purchase Price Consideration Percentages. In the event of a sale of Membership Interests in accordance with Section 7.4(iii), the Additional Purchase Price Consideration to which Seller shall be entitled to receive shall be appropriately adjusted downward on a pro rata basis to give effect to each such sale.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

3.1.1 Due Incorporation/Good Standing. The Seller has been duly organized, and is validly existing and is in good standing under the Laws of the state of Delaware.

3.1.2 Power and Authority. Seller has all requisite corporate power and corporate authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.

3.1.3 Membership Interests. Seller owns the Fusion Membership Interests and at the Closing the Fusion Membership Interests will be free and clear of all Liens.

3.1.4 Validity of Agreement. This Agreement has been duly and validly authorized, executed, and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and, as to rights of indemnification, by principles of public policy or federal or state securities Laws relating thereto.

3.1.5 No Conflict. The execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not violate, conflict with, or result in a breach or violation of the organizational documents of Seller or any of the terms or provisions thereof, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to the organizational documents of the Seller; any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which it is bound, or to which any properties of the Seller is or may be subject; or contravene any order of any court or governmental agency or body having jurisdiction over the Seller or any of its properties; or violate or conflict with any statute, rule or regulation, or administrative or court decree applicable to the Seller or any of its properties; except for any such violations, conflicts, breaches, or defaults which, singularly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.1.6 No Broker. Seller has not incurred any liability for finder’s, agent’s or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby.

3.2  Representations and Warranties of the Purchaser. The Purchaser represents and warrants to Seller that:

3.2.1  Due Incorporation/Good Standing. The Purchaser has been duly formed, is validly existing as a limited liability company and is in good standing under the Laws of the state of Delaware.

3.2.2  Power and Authority. The Purchaser has all requisite corporate power and corporate authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.2.3  Validity of Agreement. This Agreement has been duly and validly authorized, executed, and delivered by the Purchaser and constitutes a valid and legally binding agreement of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and, as to rights of indemnification, by principles of public policy or federal or state securities Laws relating thereto.

3.2.4  No Conflict. The execution, delivery, and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, or result in a breach or violation of the organizational documents of the Purchaser or any of the terms or provisions thereof, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to the organizational documents of the Seller; any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Purchaser is a party or by which it is bound, or to which any properties of the Purchaser is or may be subject; or contravene any order of any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties; or violate or conflict with any statute, rule or regulation, or administrative or court decree applicable to the Purchaser or any of its properties; except for any such violations, conflicts, breaches, or defaults which, singularly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

3.2.5  Investment Intent. The Purchaser is acquiring the Fusion Membership Interests for its own account and not with a view to the distribution of those interests within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

3.2.6  No Broker. Purchaser has not incurred any liability for finder’s, agent’s or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby.

3.3     Representations and Warranties of the Company. The Company represents and warrants to the Seller and Purchaser that:

3.3.1  Due Incorporation/Good Standing. The Company has been duly formed, is validly existing as a limited liability company and is in good standing under the Laws of the state of Delaware.

3.3.2  Power and Authority. The Company has all requisite limited liability power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.3.3  Validity of Agreement. This Agreement has been duly and validly authorized, executed, and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and, as to rights of indemnification, by principles of public policy or federal or state securities Laws relating thereto.

3.3.4  No Conflict. The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate, conflict with, or result in a breach or violation of the certificate of formation or operating agreement of the Company or any of the terms or provisions thereof, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a Lien with respect to its certificate of formation or operating agreement or any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it is bound, or to which any properties of the Company is or may be subject; or contravene any order of any court or governmental agency or body having jurisdiction over the Company or any of its properties; or violate or conflict with any statute, rule or regulation, or administrative or court decree applicable to the Company or any of its properties; except for any such violations, conflicts, breaches, or defaults which, singularly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.4   Survival of Representation and Warranties. The representation and warranties given by the Purchaser, the Seller and the Company do not survive the Closing.

ARTICLE IV
CLOSING DELIVERIES OF SELLER

Section 4.1.  At Closing, the Seller shall deliver to Purchaser the following:

(a)           the Fusion Membership Interests, duly endorsed for transfer to Purchaser, or if uncertificated, an assignment of the Fusion Membership Interests in form and substance reasonably satisfactory to Purchaser;

(b)           a certificate of the Seller (i) listing the officers of Seller authorized to execute this Agreement and any documents contemplated by this Agreement, and (ii) confirming that, as of the Closing, Seller has duly performed each applicable covenant set forth herein, and that all of Seller’s representations and warranties herein are true and correct as of the Closing;

(c)           a copy of the Non-Solicitation Agreement attached hereto as Exhibit A executed by the Seller; and

(d)           such other documents as may reasonably be requested by the Purchaser.

ARTICLE V
CLOSING DELIVERIES OF PURCHASER

Section 5.1.   At Closing, the Purchaser shall deliver to the Seller the following:

(a)           a certificate of the Purchaser (i) listing the officers/manager of Purchaser authorized to execute this Agreement and any documents contemplated by this Agreement, and (ii) confirming that, as of the Closing, the Purchaser has duly performed each applicable covenant set forth herein, and that all of Purchaser’s representations and warranties herein are true and correct as of the Closing;

(b)           a copy of Exhibit A hereto duly executed and delivered by Fusion Global Services, LLC and XcomIP, LLC;

(c)           a duly authorized, executed and signed Note; and

(d)           such other documents as may reasonably be requested by the Seller.

ARTICLE VI
POST-CLOING COVENANTS

Section 6.1.   Further Assurances; Access to Information. Each Party agrees to execute and deliver any and all further agreements, documents or instruments reasonably necessary or convenient to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the another Party to perfect or evidence its rights hereunder. Each Party will promptly notify the other Parties of any information delivered to, or obtained by, such Party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations or warranties of any of the Parties or as to which any Party intends to seek indemnity under any of the terms of this Agreement.

Section 6.2. Delivery of Minutes; Execution and Delivery of the Certificate of Amendment to the Company’s Certificate of Formation; Use of Fusion Name. Within thirty (30) days of the date hereof, the Purchaser shall deliver to the Seller (i) resolutions adopted by the Members and manager (if required) authorizing the Company to change its name from Fusion Global Services LLC to a name selected by the Manager that does not include the name “Fusion” (the “Certificate of Amendment”), and (ii) execute and deliver to Seller, for filing by Seller, the Certificate of Amendment, substantially in the form of Exhibit B hereto with the Secretary of State of the State of Delaware, which Certificate of Amendment will be filed by Seller at its expense and confirmation of such name change shall be promptly sent to Company and Purchaser. Within sixty (60) days of the date of this Agreement, the Company shall cease using any marketing materials that reference the “Fusion” name and/or logo and within twelve (12) months from the date of this Agreement shall have used reasonable efforts to amend all existing contracts (both customer and vendor) to reflect the new name of the Company and provided its customers and vendors with written notice of such name change.

Section 6.3 Information Rights. The Purchaser agrees to cause the Company to provide each of the Seller’s Chief Executive Officer and President (at their respective offices) with the following, and such being provided for informational purposes only:

(a) Annual Statements. Within one hundred and twenty (120) days after the close of each fiscal year of the Company, commencing with the fiscal year ending on December 31, 2018, the Company will deliver to the Seller internally prepared (unaudited) financial statements of the Company and any consolidated Subsidiaries, including without limitation unaudited consolidated balance sheets and statements of income and retained earnings and of cash flows of the Company and its Subsidiaries and any related materials, which annual financial statements shall show the financial condition of the Company and any consolidated Subsidiaries as of the close of such fiscal year and the results of the Company’s operations during such fiscal year.

(b) Quarterly Statements. Within forty-five (45) days after the end of each fiscal quarter, the Company will deliver to the Seller an unaudited consolidated and consolidating balance sheet of the Company and any consolidated Subsidiaries and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year ended as of such fiscal quarter, setting forth in comparative form, the figures for the corresponding fiscal quarter of the prior year (if any), the corresponding portion of the Company’s previous fiscal year and the Company’s budget for the current fiscal year.

(c) Monthly Statements. Within thirty (30) days after the end of each month, the Company will use reasonable efforts to deliver to the Seller a management report of the Company and any consolidated subsidiaries, including profit and loss reports and statements of outstanding intercompany indebtedness, however, any failure to do so within the time set forth herein shall not be considered a material breach of this Agreement.

(d) Budget; Other Information. As soon as available but in any event no later than thirty (30) days after the end of the prior fiscal year, the Company shall deliver to the Seller a projected income statement for the Company and any consolidated Subsidiaries for the upcoming fiscal year on a quarter-by-quarter basis that has been approved by a majority of the Membership Interest.

(e) Member and Manager Written Consents; Meeting Minutes. Within thirty (30) calendar days following the adoption of a written consent of the Members or the Manager of the Company, the Company shall provide via email a copy of that written consent to the Seller. In addition, within thirty (30) calendar days following the occurrence of a meeting of the Members, a copy of any meeting minutes generated as a result of such meeting shall also be provided to the Seller via email.

Section 6.4. Approval Requirements. As a significant inducement to Seller entering into this Agreement and selling the Fusion Membership Interests to the Purchaser, the Purchaser and the Company agree that the Company may not take any of the following actions without the prior written consent of the Seller:

(i)      replace Yehuda “Jay” Adams as the sole Manager;

(ii)    increase the salary, bonus or other compensation paid to the Manager, except that the Manager’s salary may be increased to $300,000.00 as of the Effective Date of this Agreement and may be increased on an annual basis thereafter by two percent (2%) annually, after the Note is paid back in full and so long as the Company is profitable (profitability to be measured by net profit of the Company at the end of the prior fiscal year of the Company).

(iii)   until such time as the Company has paid the Note in full, issue any New Membership Interests that would constitute more that fifteen percent (15%) of the Membership Interests outstanding on the date of this Agreement (it being expressly understood that any sale of all or substantially all of the Company’s Membership Interests, subject to Section 6.9 herein, that results in Company receiving net proceeds that allow for the full repayment of the outstanding balance due under the Note is permitted at any time without Seller’s consent);

(iv)     comingle its assets with those of a Member, or hold any assets in a name other than its own; or

(v)   fail to maintain its books and records accurately and separate from those of its Members.

Section 6.5  Observer Rights; General Rights to Interact with Manager. The Company and the Purchaser each agree that the Seller shall have the right to advance written notice of, and the right to send a representative to attend and observe, each meeting of its Members; Seller to bear the costs of attending any such meeting(s). Notice of each such meeting must be provided by the Company at least five (5) Business Days prior to the scheduled meeting date. The Seller’s initial representative shall be Gordon Hutchins, Jr. The Seller may appoint a replacement representative at any time and from time to time, but shall provide the Company with written notice of any change in its designated representative, and such designated representative shall be subject to Company’s reasonable consent and not a familial relation of Manager. The Company also agrees that the Seller’s representative shall have the right to regularly communicate with the Manager either by phone or through in person meetings in order to obtain regular updates regarding the Company’s business activities and the Company agrees to cause the Manager to engage in these regular communications. So long as Mr. Hutchins is employed by Seller, Seller agrees to make Mr. Hutchins available to the Company from time to time to provide consultation and/or business advice. These services will be provided by Mr. Hutchins at no cost to the Company.

Section 6.6 Right of Transfer. Notwithstanding any other provision in this Agreement to the contrary, the Purchaser, as a Member of the Company, may transfer all or any portion of the Membership Interests acquired from the Seller hereunder to any partnership, corporation, limited liability company, Affiliate, or other entity in which the Purchaser owns a controlling interest.

Section 6.7  Non-Solicitation. As partial consideration for the transfer of the Fusion Membership Interests and as a material inducement to the Seller and Purchaser to consummate the transactions contemplated hereby, the Seller, the Purchaser and the Company will enter into a non-solicitation agreement in the form attached hereto as Exhibit A.

Section 6.8  Working Capital Adjustment. Within thirty (30) days following the execution of this Agreement by the Parties, the Parties agree to complete the working capital analysis contemplated by Section 6 of that certain Members Agreement, dated as of September 1, 2017, by and among the Seller, the Company (the “Members Agreement”) and, within five (5) Business Days following the completion of that analysis, for the “owing” Party to make any required payment to the other Party in cash. In the event the Parties are unable to agree on the amount of the working capital adjustment, if any is required, the Parties shall submit the matter to an independent accounting firm or other qualified valuation firm, mutually agreed upon by the Parties, for a final decision to be rendered within ten (10) Business Days following retention of such accounting or valuation firm. In the event that any monies required to be paid under this Section are not timely paid, then if Purchaser is the owing Party the Seller may add any amounts owed it to the principal under the Note; and if Seller is the owing Party, then the Seller shall deduct the amount so owed by it from the principal amount outstanding under the Note.

Section 6.9. Right of First Refusal. In the event of a proposed sale of the Company to an unaffiliated bona fide third party purchaser, whether such sale is accomplished through the sale of all or substantially all of the Company’s assets, all of the Company’s Membership Interests or through the merger of the Company with another entity, the Seller shall have a right of first refusal to timely complete that transaction on the same terms offered by the bona fide purchaser. The Company must provide Seller with written notice of the proposed transaction and must include with that notice a copy of the proposed offer and a draft of any negotiated agreement with respect to that transaction. Seller shall have ten (10) Business Days from the date of receipt of the proposed offer to determine whether it wishes to exercise this right of first refusal. Should Seller not respond within the required ten-day period, then the Purchaser and the Company may proceed with the proposed transaction on the terms indicated. In the event there is any material change in the offer received by the Company and Purchaser then the Purchaser must reoffer the opportunity to Seller and the above procedures shall apply once again. In addition, in the event the Members of the Company decide to voluntarily dissolve or otherwise winddown the Company, within five (5) Business Days of any such decision the Members of the Company shall offer Seller the right to take over ownership of Company and to continue to operate the Company as a going concern. The Seller shall have five (5) Business Days of receipt of written notice of such a decision by the Members to determine whether it wishes to assume the operation of the Company and take over the Members interests therein.

Section 6.10  Use of Switch. The Company shall have the right to continue to use the Switches (as defined in that certain Asset Contribution Agreement, dated as of the 20th day of July, 2017 by and between the Seller and the Company) and associated billing systems, free of charge, so long as customers of the Company continue to be serviced through the Switches but in no event for a period of more twelve (12) months from the date of this Agreement.

Section 6.11  Additional Profit Share.  The Company and Purchaser agree that the terms of this Agreement only pertain to the Company’s engagement in the wholesale carrier business (the “Business”).  Should the Purchaser choose to enter the cellular business or any other communications or technology business, it may do so through the Company, an Affiliate of the Company, or an independent entity controlled by the Manager (the “New Business”).  In such event and only if the New Business uses any equipment, software, or personnel (other than the Manager, who may engage in other business activities other than the Business) of the Company, then Purchaser’s sole obligation will be to remit fifty (50%) percent of the Net Profits of any such New Business to Seller on an annual basis within thirty (30) days of the end of the fiscal year.

Section 6.12  Seller Support. In recognition of the on-going profit share arrangement contemplated by this Agreement, Seller agrees to provide the Manager and other senior level personnel of the Company, as well as the manager and senior level personnel of any New Business, with reasonable access to Matthew D. Rosen, Gordon Hutchins and James P. Prenetta (for so long as such individuals are employed by the Seller), for the purpose of seeking general business advice and in the case of Mr. Prenetta, general legal advice and counsel, In addition, the Seller agrees to provide access to, and use of, one office and the conference room (on an as available basis) at the Seller’s office located at 420 Lexington Avenue, Suite 1718, New York New York.

Section 6.13  Company Services. To the extent that Seller has future requirements as to any current or future services offered by the Company or by any New Business (including, but not limited to, cellular services), Seller agrees to provide the Company with a reasonable opportunity to compete for the provision of those services and agrees to provide management of the Company with access to appropriate personnel at Seller to discuss and understand Seller’s requirements and Seller further agrees to provide the Company with due consideration during such procurement process.

ARTICLE VII
MISCELLANEOUS

Section 7.1. Notices.

(a)           All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (1) upon personal delivery to the Party to be notified; (2) upon two (2) Business Days when sent by email followed by certified or registered mail; or (3) upon two (2) Business Days after being sent by nationally recognized overnight carrier to the addresses below as follows:

Notices to the Purchaser:
XcomIP, LLC
Yehuda “Jay” Adams
c/o Meryl Ravitz
303 West 66th Street, Suite 18BW
New York, NY 10023
Email: jay@xcomip.com

Notices to Seller:
Fusion Telecommunications International, Inc.
Attn.: General Counsel
420 Lexington Avenue, Suite 1718
New York, NY 10170
E-mail: legal@fusionconnect.com

Notices to the Company:                                                Fusion Global Services LLC
              Yehuda “Jay” Adams
              c/o Meryl Ravitz

              303 West 66th Street, Suite 18BW
              New York, NY 10023
                                                                                        E-mail: jay@xcomip.com

(b)
Notwithstanding the foregoing, notices to Purchaser and the Company (and required copies thereof) may be contained in a single notice to all of them, respectively.

(c)
It is expressly understood that the above addresses may change in the future and each Party will provide the other Party with its updated address in a timely manner.

Section 7.2.  Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof except for the provisions, which, by their terms, survive termination. In the event of any conflict between the terms of the Members Agreement and this Agreement, the terms of this Agreement shall prevail.

Section 7.3.  Amendments. Any amendment hereof must be in writing. Any provision hereof may be waived in writing by the Party entitled to the benefit of such provision. No waiver of the breach of any provision shall be deemed or construed to be a waiver of other or subsequent breaches. Nothing herein is intended to confer any rights or remedies upon any Person not a party hereto, except as expressly provided to the contrary herein.

Section 7.4.  Delays and Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to either Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this Agreement, or any waiver on the part of either Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

Section 7.5. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity, legality or enforceability of the other provisions hereof. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.6. Successors; Assignment. Neither this Agreement nor any of the rights, benefits, or obligations hereunder may be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by a Party and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.7. Counterparts; Email Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed and delivered by email signature.

Section 7.8.  Choice of Law and Enforcement.

(a)           This Agreement and any and all matters arising directly or indirectly here from shall be governed by, and construed and enforced in accordance with, the internal Laws of the state of New York, without giving effect to the conflict or choice of Law principles thereof.

(b)           The Parties hereby irrevocably:

(i)
consent and submit to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and/or the state court in New York City (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding directly or indirectly arising out of, or relating to, this Agreement (“Proceeding”);

(ii)
waive, to the fullest extent permitted by Law, any objection a Party may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum;

(iii)
waive, to the fullest extent permitted by Law, any immunity from jurisdiction of any such court or from any legal process therein;

(iv)
waive, to the fullest extent permitted by Law, any right to a trial by jury in connection with a Proceeding;

(v)
agree not to commence any Proceeding other than in such court; and

(vi)
agree that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth herein.

Section 7.9.  Specific Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise materially breached. It is accordingly agreed that any of the Parties shall be entitled to seek an injunction or injunctions to prevent material breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with the provisions of Article IV and Article VII. The provisions of this Section shall be in addition to any other remedy to which they are entitled at Law or in equity.

Section 7.10. Joint Participation in the Drafting. The Parties acknowledge and confirm that each of their respective attorneys has participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for any Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 7.11.  No Third Party Beneficiaries. No Person not a party hereto shall have any rights hereunder, it being the intent of the Parties that there shall be no third party beneficiaries.

Section 7.12.  Gender; Number. Except where the context otherwise requires, words used in the masculine gender include the feminine and neuter; the singular number includes the plural, and the plural the singular.

Section 7.13.  Expenses. Seller agrees to reimburse Purchaser for its reasonable and documented expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the completion of the transactions contemplated hereby including (i) its legal fees directly incurred in connection with this Agreement and in the preparation of a new operating agreement for the Company, (ii) invoiced fees and expenses of UHY directly associated with their analysis of the tax implications of the sale of Seller’s Membership Interests hereunder to Purchaser, (iii) fees and expenses associated with the filing of the Certificate of Amendment (to the extent not handled by Seller), and associated with the transfer or abandonment of any 214 License, (iv) any taxes or other costs, such as FCC fees, imposed or incurred as a direct result of the consummation of the transaction contemplated herein; (v) for a period of up to 12 months from the date of this Agreement, the costs associated with the Company’s existing corporate email service that is hosted by Google, and (vi) all preapproved, such approval not to be unreasonably withheld, costs associated with the name change including any costs incurred to change websites, URLs, marketing and printed materials and contracts. In the event that Seller fails to promptly reimburse Purchaser for any of the foregoing costs and expense, Purchaser shall be entitled to off-set such amounts against amounts owed by it to the Seller under the Note of even date hereof.

Section 7.14  Indemnification. It is the Purchaser’s understanding that the Company has been advised by UHY that due to any profit sharing arrangement contemplated by this Agreement, the Company (or any New Business) will be required to issue the Seller a K-1 at the end of each fiscal year to reflect any profits that are paid to the Seller under this Agreement. Seller agree that it shall indemnify and hold harmless Purchaser and any Affiliate or other New Business for any costs, expenses, or losses incurred as a result of any filings or reporting made or omitted by Seller, or any failure to pay taxes to the Internal Revenue Service or any state taxing authority, in connection with amounts reported by the Company to Seller hereunder.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

By: __/s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr. Title: EVP and General Counsel

XCOMIP LLC

By: /s/ Yehuda “Jay” Adams
Name: Yehuda “Jay” Adams Title: Manager

FUSION GLOBAL SERVICES LLC

By: /s/ Yehuda “Jay” Adams
Name: Yehuda “Jay” Adams Title: Manager

Exhibit A

NON-SOLICITATION AGREEMENT

              This Non-Solicitation Agreement, dated as of May 4, 2018 (the “Agreement”), is made and entered into by and between Fusion Telecommunications International, Inc., a Delaware corporation (“Fusion”) and Fusion Global Services, LLC, and XcomIP, LLC (collectively, the “Counterparty”). As used herein, “the parties to this Agreement” or “the parties” shall refer collectively to Fusion and the Counterparty. Capitalized terms used herein and not defined shall have the meaning assigned each such term in the Membership Interest Agreement (as defined below).

WHEREAS, on the date hereof, Fusion, XcomIP, LLC (“Xcom”) and Fusion Global Services, LLC (“Fusion Global”), are entering into a Membership Interest Purchase and Sale Agreement (the “Membership Interest Agreement”) by and among Fusion, Xcom and Fusion Global under which Xcom will purchase from Fusion and Fusion will sell and transfer to Xcom, all of its membership interests in Fusion Global); and

WHEREAS, the execution and delivery of this Agreement by Fusion and Counterparty is a condition precedent to the closing of the transactions contemplated by the Membership Interest Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Non-Solicitation. For a period of three (3) years from the date hereof, each of Fusion and Counterparty agrees that it will not, either directly or indirectly (including through its Affiliates) or as an agent on behalf of, or in conjunction with any Person: (A) solicit for employment or in any way induce or attempt to induce to leave the employ of, or engagement by, the other party hereto, any individual who is, on the date of the solicitation or attempted inducement, a director, officer, employee or consultant to the other party hereto; or (B) induce or attempt to induce any Person who is a director, officer, employee or consultant to the other party to leave the employ of, or terminate or breach their respective agreements with, the other party, or in any other way deliberately interfere with the relationship between the other party and any such Person;  provided, however, that no general advertisement or general solicitation of employment not targeted to the directors, officers, employees or consultants of the other party shall be deemed to be a solicitation of such Persons in violation of this Section.

2.            Acknowledgment. Each of Fusion and the Counterparty acknowledges that this Agreement and the obligations contained herein are essential to the protection of the business of the other party and its subsidiaries and is a material inducement to the other party to enter into the Membership Interest Agreement and to closing the transactions contemplated thereby.

3.            Remedies Upon Breach. The parties acknowledge and agree that, in the event of a material breach of any of the terms or provisions of this Agreement, nothing in this Agreement shall be construed to preclude or limit any party from asserting claims or filing a lawsuit for the purpose of enforcing their rights under this Agreement, or pursuing any other rights and remedies available to them under law, including equitable relief, injunctive relief, and damages.

4.           Assignability and Binding Effect. The rights and obligations of the parties shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

5.            Waiver of Breach. A waiver by any party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of the same or any other provision of this Agreement. The understandings and representations of the parties set forth in this Agreement shall survive any breach of this Agreement and be enforceable by the non-breaching party.

6.            Severability.  The provisions of this Agreement are severable. If any portion of this Agreement (other than Section 1) is held, by a court of competent jurisdiction, to be invalid or unenforceable or to conflict with any federal, state or local law, such portion or portions of this Agreement are hereby declared to be of no force or effect in such jurisdiction, and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included. In the event that any provision of this Agreement is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended to the maximum legal and equitable extent.

7.            Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and this Agreement supersedes and replaces any and all prior and contemporaneous agreements, representations, promises or understandings of any kind between the parties with respect thereto. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties.

8.            Interpretation of Agreement. The parties acknowledge and agree that (i) this Agreement and its reduction to final written form are the result of good faith negotiations between the parties through their respective counsel; (ii) said counsel have carefully reviewed and examined this Agreement before execution by said parties, or any of them; and (iii) any statute or rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

9.            Governing Law. This Agreement and any disputes arising under or in connection with it shall be construed and governed in accordance with the laws of the State of New York.

10.          Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if both parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same Agreement. This Agreement, to the extent signed and delivered via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

               11.           Further Assurances. The parties agree to give such further assurances and to execute such documents as may be necessary to correct, confirm and effectuate the intent and purpose of this Agreement

12.            Captions. The captions of the paragraphs of this Agreement are for convenience only and shall not be considered or referenced in resolving questions of construction or interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth below.

Fusion Telecommunications International, Inc.

By:
Name:  Gordon Hutchins, Jr.
Title: President

XcomIP, LLC

By:
Name: Yehuda “Jay” Adams.
Title: Manager

Fusion Global Services, LLC

By:
Name: Yehuda “Jay” Adams.
Title: Manager

Exhibit B

Form of Certificate of Amendment

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF FORMATION
OF
FUSION GLOBAL SERVICES LLC

The undersigned, for the purpose of amending a certificate of formation of a limited liability company pursuant to Section 18-202 of the Delaware Limited Liability Company Act, certifies that:

1.
The name of the limited liability company is Fusion Global Services, LLC (the “Company”).

2.
Article 1 of the Certificate of Formation of the Company is hereby amended to read as follows:

“1. The name of the limited liability company is “[                  ]”.

3. The aforesaid amendment was duly adopted by the sole Member of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized person on this ___ day of _______, 2018.

FUSION GLOBAL SERVICES, LLC

By: ______________________________
Name: Yehuda “Jay” Adams
Title: Manager